Exhibit 99.1

AdvancePCS To Acquire Accordant Health Services

Unique Offering For High-Cost Case Management
Complements AdvancePCS SpecialtyRx Capabilities

For Immediate Release

IRVING, Texas, Oct 9, 2002 — AdvancePCS (Nasdaq: ADVP), the nation’s leading health improvement company, today announced it has signed a definitive agreement to acquire privately-held Accordant Health Services, a premier disease management company that focuses on helping patients with complex, chronic and progressive diseases.

Accordant, founded in 1995 and based in Greensboro, N.C., has developed and implemented its proprietary disease management programs in 15 high-cost, niche disease states, including hemophilia, multiple sclerosis, cystic fibrosis, rheumatoid arthritis, seizure disorders, and Gaucher disease.

Accordant interacts directly with patients and caregivers, employing its expert systems and protocols to assess and monitor patient status, prevent disease-related complications and reduce the magnitude of crisis situations. Specially trained Accordant nurses develop one-on-one relationships with patients and deliver targeted care management interventions via telephone, mail, fax and e-mail — resulting in improved outcomes for patients and lower costs for payers.

“The addition of Accordant to our business represents an important strategic development in health improvement,” said David D. Halbert, AdvancePCS chairman and CEO. “Because Accordant addresses the highest-cost disease states that also typically require specialty pharmacy drugs, this combination will enable us to offer clients an end-to-end solution that incorporates comprehensive disease management protocols with the cost management advantages of AdvancePCS SpecialtyRx.”

A recognized national leader in understanding and addressing the true costs of health care, AdvancePCS already employs scientifically based disease management programs that deliver measurable results for clients and patients alike in broader, prevalent conditions, including diabetes, asthma and coronary artery disease. These programs, touching more than 16 million lives, are devised to improve health care, patient knowledge and self-care skills while lowering costs associated with hospital admissions, emergency room visits and outpatient care. Accordant will significantly broaden the scope of disease management services that AdvancePCS can offer to help its clients improve member health.

“Accordant is a perfect complement to our existing health improvement programs with its industry-leading data integration and clinical protocols uniquely focused on rare, costly, progressive disease states,” added Halbert. “In addition, Accordant’s business model has been proven by its success in growing a sophisticated blue-chip client base. They are recognized as the gold standard in the industry and offer the most sophisticated disease management programs in the marketplace.”

“Accordant is excited about the opportunities created by this transaction, which leverages our disease management expertise with the total health improvement approach of AdvancePCS,” said Steven K. Schelhammer, founder, president and CEO of Accordant. “For instance, the two companies together can maximize cost containment capabilities through the specialty pharmacy services offered by AdvancePCS, helping clients to address rising expenses for biotech and injectable prescription therapies.”

AdvancePCS is acquiring the stock of Accordant for less than $100 million, with a component of the consideration dependent upon achievement of certain targets in calendar year 2003. The all-cash transaction is expected to close during the third quarter of fiscal year 2003, subject to requirements of the Hart-Scott-Rodino Antitrust Improvements Act. AdvancePCS expects the acquisition to be accretive to earnings during calendar year 2003, without synergies.

AdvancePCS plans to maintain Accordant and its approximately 150 employees at its present location and Accordant management will continue to direct its operations.

ABOUT ACCORDANT

Accordant, based in Greensboro, N.C., focuses on assisting patients who have complex chronic diseases with the goal of improving patient satisfaction, clinical, and cost-of-care outcomes. The company relies on its expert “Tele-Web” system that integrates Internet and call-center technologies to enable flexible, intelligent and customized information sharing among patients, providers and health plans. Accordant is a leader in population-based disease management for a constellation of complex, chronic diseases including multiple sclerosis, Lupus, Parkinson’s, rheumatoid arthritis, hemophilia, cystic fibrosis, and sickle cell anemia. Accordant has supported over 20,000 chronic patients whose participation has been sponsored by their health plan. Accordant’s Medical Advisory Board is comprised of national medical experts who participate in the development and continuous quality improvement of the company’s programs. For more information about Accordant, visit www.accordant.com.

About AdvancePCS

AdvancePCS (www.advancepcs.com) is the nation’s largest independent provider of health improvement services, touching the lives of more than 75 million health plan members and managing approximately $28 billion in annual prescription drug spending. AdvancePCS offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members and manage costs.

The company’s capabilities include integrated mail service and retail pharmacy networks, innovative clinical services, customized disease management programs, specialty pharmacy, clinical trials and outcomes research, information management, prescription drug services for the uninsured, and online health information for consumers. AdvancePCS clients include Blue Cross and Blue Shield organizations, insurance companies and HMOs, Fortune 500 employers, Taft-Hartley groups, state and local governments, and other health plan sponsors.

AdvancePCS is ranked by Fortune magazine as one of America’s 100 fastest-growing public companies and is included on the Forbes Platinum 400 list of best big companies. AdvancePCS earned the number two spot on the Barron’s 500 list of best performing companies. AdvancePCS is both a Fortune 500 and Fortune Global 500 company.

Forward-Looking Statements

Any statements included in this press release that are not historical facts and that concern predictions of economic performance and management’s plans and objectives constitute forward-looking statements under the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. We do not undertake any obligation to provide updates to such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, changes in the health care industry or the economy in general, competition, acquisitions, changes in the legislative or regulatory environment, and other factors detailed in AdvancePCS’ Securities and Exchange Commission filings.

# # #

Contact:	Investors Leslie Simmons SVP, Corporate Communications 469-524-7970

Media Dale Thomas Manager, Public Relations 480-614-7212